FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

EXHIBIT 99.1

FTI CONSULTING

Moderator: Eric Boyriven

May 7, 2008

8:00 a.m. CT

Operator: Good day and welcome to the FTI Consulting conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven: Good morning. By now, you should have received a copy of the company’s first quarter 2008 press release. If not, copies of the press release can be found on the FTI Web site at www.fticonsulting.com.

This conference call is being simultaneously webcast on the company’s Web site and a replay will be available on the site for 90 days.

Your host for today’s call are Jack Dunn, President and Chief Executive Officer; Dennis Shaughnessy, Chairman; Dom DiNapoli, Executive Vice President and Chief Operating Officer; Jorge Celaya, Executive Vice President and Chief Financial Officer; and Dave Bannister, Executive Vice President and Chief Development Officer.

Management will begin with formal remarks, after which they will take your questions.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations.

The company has experienced fluctuating revenue, operating income and cash flow in prior periods and expects that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projection. Further, preliminary results are subjected to normally year-end adjustments.

Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I’ll now turn the call over to Jack Dunn, President and CEO of FTI. Jack, please go ahead.

Jack Dunn: Thank you very much and thanks to everyone for joining us on our 2008 first quarter conference call. 2008 is off to an excellent start. Not only was the first quarter extremely satisfying from the perspective of our financial and operating performance, it was also a period in which we made very significant progress in furthering the strategic development of our business and its platform.

Year to date, we have made nine acquisitions that are consistent with our strategy to capitalize on our global platform by expanding our services into new markets. Several of these will also enable us to build the framework for a new global practice in real estate and construction to take advantage of the impending issues in those industries.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

And while not strictly a first quarter event, we have also recently completed the development of our new business plan for the next five years, having achieved the key elements of our initial five-year plan in 2007, two years ahead of schedule.

I will share with you the key components of that (TI) 2012, our current plan, later on in the call. First, however, I’d like to give you the highlights of our performance in the first quarter and the drivers which shaped that performance.

Revenue, EBITDA and net income in the first quarter were the highest for any quarter in the history of our company. These records are particularly notable in that they came in a quarter which we believe is typically our least profitable because of the burden of payroll related expenses.

Revenue in the period was $307.1 million which was an increase of 35 percent over the $227.7 million that we reported in last year’s first quarter. Organic growth in the quarter was excellent at almost 30 percent. As you’ll remember, our organic growth last year was running at 24 to 25 percent in the second half, so our underlying growth in Q1 was consistent with that pace.

As we discussed in our last conference call, we were seeing accelerated demand from the global credit prices and this was certainly the case in the first quarter. Our business benefited from an environment of very strong demand, supplemented in some cases by very significant engagements that either came in or scaled up during the quarter.

In particular, our technology segment had a tremendous quarter, including intense activity in two very large short-term cases. Corporate finance continued to show significant growth and had the benefit of several success fees, confirming the business model for the healthcare sector of that business which is retainer fee plus success fee based.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

These tend to be slightly fourth and first quarter weighted, depending as they do on measurable benchmarks that typically take several months to occur before you can recognize the success. The first quarter effect of these two large cases and the success fees was approximately 200 to 250 basis points improvement in our margins.

We expect our margins to return to more normalized levels for the remainder of the year. Profitability in the quarter was excellent. EBITDA was 68 million, up from 44 million, $44.4 million a year ago. The EBITDA margin was 22.2 percent, a meaningful improvement from (19.25) percent a year ago.

Our robust margin in the quarter was a function of the outstanding performances of technology and corporate finance, combined with the high revenue rate which leveraged our overhead expense.

These served to offset the typical first quarter burden of front-end loaded expenses for such things as social security, 401K matches, discount on our employee stock purchase plan and the timing differences between annual salary increases and the associated billing rate adjustments.

We reported earnings per diluted share of 59 cents, an increase of 64 percent over last year. This again, despite a headwind of a 25 percent increase in the share count from the secondary offering we did in October, plus the shares we issued in connection with acquisitions, option exercises and share-based compensation.

Net income of 31.3 million was also a record. From a talent standpoint, we had a productive period, adding over 400 revenue generating employees so far this year. Our attrition rate in the first quarter was 3.4 percent or an annualized rate of 13.6 percent, still one of the lowest turnover rates if not the lowest turnover rate in the industry.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

This excellent performance in terms of growth, profitability, expansion and retention demonstrates the true differentiation of FTI in the marketplace. Our intellectual capital, our broad array of diversified services and our proprietary technology, all of which are enhanced and accelerated by our global network, a network that we are committed to strengthen and expand.

Nothing demonstrates this differentiation of strength better than the recent global credit prices where all of our businesses collaborated to anticipate and surround the issues and to provide clients with a vital service domestically and around the globe.

Beyond our operating results, the quarter was also significant for the nine acquisitions that we have announced to date that increase our geographical and service breadth. We went into detail about them in the conference call on April 1, so I will only discuss them briefly when I talk about the segments.

But the bottom line of it is that they serve to advance our strategy across several different dimensions. We have created the platform for our new real estate practice, which we expect to thrive in the current and future environments.

We’ve extended our (FLC) practice into London, one of the world’s largest and most important financial and business centers, established our initial presence in the European political and regulatory hub of Brussels, built on our expanding business in China, Latin America and the UK, and augmented our capabilities in important areas for us such as e-discovery.

Most of these acquisitions occurred either late in the quarter or shortly after the end. We would expect them to be meaningful contributors from this point forward as we’ve stated, generating revenue of approximately $100 million and earnings per share of 12 to 16 cents. As significant as all these transactions are, we want to be clear that this is just the beginning of an ongoing process and will continue.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

Adjusted for the purchases which closed after the quarter, we have as of April 30 approximately $150 million of cash on our balance sheet, and $150 million of available credit on our bank facilities. This, combined with our normal transaction structure, which also utilizes equity and performance components, gives us more than adequate resources to pursue strategic acquisitions.

Now, I’d like to provide some color on the (seg) group performance. As I mentioned, technology had an excellent quarter and was the largest contributor to our growth. Revenue in the period was 56.5 million, an increase of 71 percent from 33.1 million a year ago.

In addition, EBITDA more than doubled to $23.3 million from 10.6 million in the prior period. The margin rose significantly to 41.3 percent in the first quarter from 32.1 percent last year. While continuing strong organic growth domestically and around the world, the segment also benefited from work on two very large short-term cases.

FTI has a differentiated value proposition of domain expertise in key verticals such as pharma, financial services, hedge funds, banking and private equity, combined with the ability to (process) massive volumes of data. We call this our financial and enterprise data analytics.

This has increasingly distinguished us and made us the partner of choice for assignments such as these which bring with them highly profitable software licensing and processing fees. And this favorable revenue helped drive the expansion of our margins in the quarter.

We will be continuing to develop, partner and acquire additional products that augment our existing suite, adding to our proprietary intellectual capital. The technology segment continued to develop its indirect channel strategy to leverage its traditional direct sales model and signed eight channel partners during the quarter.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

Finally, demand is increasing from Europe and Asia due to greater market awareness of FTI’s global presence, the opening of a European network operating center in the second quarter of last year and our reputation for managing large and complex multi-national cases.

Being a global player and part of a consulting firm with a core competency around litigation matters puts our technology offering in a different category from companies offering a standalone technology solution. Our technology segment also made an important acquisition, that of Strategic Discovery, Inc., which furthers our business in several important dimensions.

SDI gives us a significant presence in the northern California market, which will help us to better serve clients there and will act as a bridge to Asia, where we can leverage their ongoing work with clients to extend other capabilities into that region.

Furthermore, SDI will accelerate our expansion into the corporate marketplace for e-discovery products and services, an important source of new opportunities for us. Corporate finance restructuring also had an excellent quarter, maintaining the momentum that had started to build in the second half of last year.

Revenue in the quarter increased 28 percent to 79.3 million from 62.1 million a year ago, while EBITDA rose 47 percent to $21.9 million from $14.9 million a year ago. Margins expanded 360 basis points from 24 percent to 27.6 percent as it was able to realize higher billing rates and record a number of success fees.

The segment was busy with restructurings in the sub-prime mortgage, financial institution and housing related, primarily home-building sectors. In addition, as the credit crisis matures, its impact has spread to sectors that are affected by the reduced value of housing stock, such as building materials, retail, consumer hard lines and (mono-line) insurers.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

Most recently, we are finally seeing a tipping point with gasoline at $4.00 a gallon as consumers must decide whether discretionary dollars go into travel, leisure, gambling, new clothes and consumables, or go into the gas tank. Those industries will be challenged for some time to come and we anticipate being active for the foreseeable future.

As mentioned, the healthcare practice within (corp fin) had a very good quarter where it was active in restructuring and consulting engagements, particularly in the areas of managed care. While it did not close until early April, the largest transaction we have done this year was the acquisition of the Schonbraun McCann Group, the leading consultant of the real estate industry.

SMG puts us squarely in position to be the preeminent advisor to the real estate industry, an area where we see a tremendous amount of opportunity.

SMG will collaborate with our construction industry practice and a group within our corporate finance practice that has historically been the leader in serving financial institutions, structured finance companies and real estate companies in their restructuring needs.

Strategic communications reported another excellent quarter with revenue rising 42.9 percent to 54.6 million, from $38.2 million a year ago. The segment EBITDA increased to 12.7 million or 23.2 percent of revenue from 10 million or 26.1 percent of revenue last year, reflecting a greater proportion of (pass through) revenues in the recent quarter compared to a year ago.

The communications segment had good growth and retained revenue, especially in contributions from the businesses it has acquired over the past year, all of which are meeting or exceeding expectations.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

The high level of M&A and other capital markets of related engagements that was prevalent a year ago has in fact subsided, but FD has successfully replaced that work with consulting engagements to clients that are being affected by the global credit crisis.

FD and the other FTI segments, primarily corporate finance and FLC, are doing an increasing amount of joint work with clients who require investigations, performance improvement and advice regarding strategic alternatives. We are delighted that the level of collaborative pitching continues to increase.

Within our communications segment, we purchased Brussels based Blueprint Partners in the quarter, the leading public affairs, policy, advice and strategic communications consultancy in that market.

Having a presence in Brussels has been a long-standing ambition of FTI and we would hope to continue to develop Brussels as an important hub of intellectual capital for all the company’s activities. Revenue in FLC increased 10.8 percent to $60.3 million from $54.4 million a year ago.

EBITDA at FLC was 14.7 million compared to EBITDA of 14.1 million last year. As a percentage of revenue, the segment’s fourth quarter EBITDA was 24.3 percent compared to 25.9 percent in Q1 ‘07.

The global business intelligence and investigations practice, which was formed last year, continues to perform extremely well, especially in Asia and Latin America, reinforcing our decision to invest significantly in both markets.

To take further advantage of the Latin American market opportunity, we are in the process of building out a new office in the South (Florida) region which will house all of our practices and position senior executives to be at the front line of that emerging market opportunity.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

In general, we remain very optimistic about prospects in 2008 and beyond as the global credit crisis and turmoil in the financial markets has started to provide multiple engagements as yet only in the early stages. Issues involved will include valuation of complex financial instruments, financial statement reporting and investigations in the business practices, all key areas of expertise for FTI.

What’s more, our global footprint uniquely positions us to support clients on these matters regardless of where they occur. During the quarter, we purchased several firms within our FLC practice.

In addition to SMG, we built out our capabilities in the real estate and construction sector with the acquisition of Rubino & McGeehin Consulting Group based in Washington, D.C. and London-based Brewer Consulting.

As you will remember, SMG will be in our corporate finance restructuring packet, so we look for a significant amount of cross-segment collaboration there as we build a virtual practice in real estate, construction and related financial practices.

These are very timely acquisitions we believe as the real estate and construction cycle is clearly maturing and government contract compliance issues are becoming more critical. We will be positioned with the strongest and broadest capabilities to protect our clients in what could be a much more vibrant, contentious and unfriendly business climate going forward.

We also acquired Forensic Accounting LLP, whereas we call it FA, the preeminent London-based independent forensic accounting firm. FA gives us the long desired solid foundation in London to provide a great European hub that ties into our practices on the continent in the U.S., South America and Asia.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

We also acquired Thomson Market Services, which offers a full range of intellectual property and brand protection solutions in China. TMS compliments our existing computer, forensic and financial investigation capabilities in Asia to give us greater coverage of China, to better protect the patents, copyrights, trademarks and other intellectual property of our clients in that market.

Finally, we purchased TSC Brazil, a leading computer, forensic and IT security consultant in the Brazilian and greater South American marketplace.

TSC will be part of our international risk and investigations practice and will extend our e-discovery and technology capabilities into this large and dynamic market where we are experiencing accelerating litigation, dispute, due diligence, anti-money laundering and foreign ((inaudible)) practices (act) activity.

Economic consulting saw its revenue increase to a very robust 41 percent to 56.4 million from $40 million a year ago. EBITDA and econ increased 19.9 percent to $13.3 million from $11.1 million.

Margins were 23.6 percent compared to (27.6) percent EBITDA margin and while still very strong, we’re affected by the expense associated with hiring a big-named economist while this practice ramps up as well as higher equity-based compensation expense due to the rise in our stock price.

The credit crisis continued to benefit economic consulting as the strong revenue growth was caused by credit and liquidity issues in addition to strategic M&A assignments in sectors such as financial services, hospitals, airlines and Internet IT.

The segment’s revenue performance was also due to financial consulting engagements relating to transactions and its private equity buyers have been unwilling or unable to consummate

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

acquisitions at originally agreed prices, an increasing frequency of private actions against companies and boards of directors alleging various results of credit crisis and liquidity and lack of confidence.

Now I’d like to discuss our plans for the next five years and where we intend to take the company. When we achieved our 2009 business plan last year, fully two years ahead of schedule, we naturally had to go back and create a new one that would take us into the future and excite not only our shareholders, but our employees.

After a significant amount of analysis of our markets, our internal capabilities are international opportunities in our financial resources over the past weeks and months, we recently completed our FTI 2012 plan that covers the ambitions of the company for the next five years.

The process included all of our segments, dozens of our leaders, formal surveys and input from our clients and potential clients and it culminated in a recent senior management meeting with almost 100 of our top leaders from around the world.

We are focused on delivering the plan and as you have seen from the first quarter’s results, we are off to a strong start. I’d now like to share with you the key components of the plan. We intend to be the gold standard brand in the world and employer of choice for what we call the event driven consulting.

We will achieve that goal through continuing to expand our global footprint. We have made enormous progress during the past years, but we need to continue to fill in our various services in all the key markets around the globe, developing new products and services, for example, the acquisition of FD 18 months ago creating an entirely new segment within FTI.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

And with the recent acquisition of the Schonbraun McCann Group, we’ve created our new real estate practice to better serve clients in that industry and the real estate issues faced by companies in general. Increasing our penetration of the corporate market, we are extremely well placed with the intermediaries who bring us new engagements such as law firms and private equity players, so we believe we can have a more significant entrée to corporate executives and boards that can hire us directly. The acquisition of FDI is a great example of that. Building our brand, every day that passes FTI Consulting is touching more and more people in more places around the world.

We intend to focus very strongly on building that brand awareness and strengthening and positioning around the world over the next five years to achieve gold standard status and awareness of everything we do as a company.

We also intend to personalize that brand awareness and experience for each and every one of our employees because it is they more than anyone else who exhibited their confidence in this company through their efforts and dedication.

Finally, insuring that our acquisitions are integrated properly each and every time, focusing on building one company with one mission, maximizing the cross-collaboration between all of our business segments and all of our geographies.

What this means to us from a financial standpoint is that we intend to be a two and a half billion dollar company by 2012 through organic growth supplemented by strategic acquisitions that extend our geographical reach and broaden our service offerings.

Because of the huge opportunities that we see in international markets and the steps that we have and will take to build our presence internationally, we expect that between 25 and 35 percent of that two and a half billion dollar revenue base will come from markets outside the U.S.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

As we are always mindful of profitability, we are targeting EBITDA margins of 25 percent, excluding FAS123R option expense. Finally, as you would expect from us, we intend to maintain a very strong balance sheet.

We think this plan hits a proper mix of ambition and achievability for us to continue to generate attractive returns to our shareholders and we intend to work very, very hard to achieve it.

Now, a few words about our outlook. As you know, the company’s long-standing policy is not to provide formal updated guidance, including a full analysis until the end of the second quarter.

This enables us to have a more detailed understanding of the trends for the year and the underlying factors affecting performance and what might have changed from the work that we do (extensively) at the end of the year to put forth our guidance.

Consequently, we will be providing such formal updated guidance at the end of the second quarter as usual. However, notwithstanding this fact and based on the performance from the first quarter and the visibility that we have from here, we did want to make some comments on outlook for the year even at this early stage since certain indicators are already emerging.

We briefly expect organic growth in the 20 to 27.5 percent range for the entire year and are comfortable in saying that we now expect revenue to be in the range of 1.3 billion to $1 billion, 375 million.

We also anticipate earnings per share will be in the range of $2.50 to $2.63. Incorporated into this informal outlook is the expected contribution of approximately 100 million from the acquisitions we made in the first quarter and then just after, as we discussed.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

We are retaining our previous guidance for EBITDA margins and share count and we now expect our tax rate to be 39.6 percent for the year compared to 44 percent in the first quarter last year. And remember, there was a one-time catch-up benefit in the second quarter last year as you do your models.

Keep in mind that we expect to experience our usual seasonality in margins notwithstanding the exceptional performance in the first quarter. So you should adjust for our outperformance, as it were, in Q1 and expect us to have our more usual margins for the rest of the year.

To conclude, as you can see, the first quarter was one of the most successful in the history of the company on almost all fronts. I can’t help but say it’s a tribute to our people, the intellectual capital and really the expansion of our global footprint, which gives us a tremendous amount of range of options as we prosecute our business around the world.

We begin 2008 with a tremendous amount of momentum and a strong financial position to fund our ambitious plans. We are embarking on a new five-year plan that has been rigorously planned endorsed by our people and we believe is realistically achievable. We are optimistic. We embrace the future.

We are focused and determined to indeed become the world’s leading provider of event-driven consulting.

With that, I’d like to turn it over to your questions.

Operator: Thank you. If you would like to ask a question today, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, we do ask that you please deactivate your mute function before signaling to allow your signal to reach

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

our equipment. Again, that is star one for any questions or comments at this time. We’ll pause for just a moment to give everyone an opportunity to signal.

And we’ll take our first question from Arnold Ursaner with CJS Securities.

Arnold Ursaner: Good morning.

Jack Dunn: Good morning, Arnold.

Arnold Ursaner: Jack thanks for a very thorough rundown. A question about your plan 2012. You obviously are including the combination of organic and acquisitions. Can you give us a sense of – obviously the 20 to 27 percent organic growth is probably not overly sustainable, give us a feel for what organic …

Jack Dunn: Arnie, could you speak up a tiny bit? I’m not hearing you.

Arnold Ursaner: Sure. Could you kind of a little more about what organic growth is embedded in that?

Dennis Shaughnessy: Yes, it’s Dennis, Arnie. Let me take that. Number one, if you think of the plan, which obviously has its inception being in this year as follows, if we end up the year at about, you know, let’s – we’ll split the range and say a billion, 350 million for revenues for the balance of this year.

When you – if you look at the run rate, given that we won’t have – we don’t have the acquisitions that we’ve acquired already for an entire year, you’re at about a billion, four run rate.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

So the math works something like this, if you’re at a billion, four run rate at the end of this year, if you grow over the next four years, so the remaining four years of the plan, at 11 and a half percent organically, that would take you up to like 2.1 to 2.2 billion.

We would look to acquire over the next 24 months another 200 million in revenues in businesses strategically placed around the world and we would expect that 200 million to obviously grow faster than the mother ship at 11 and a half percent.

So that would – that math, you know, would pretty much take you to the 2.5, so baked into the plan, you know, after this year, given this year, you know, the numbers are going to be very high, is an 11 and a half percent assumed organic growth rate for the remaining four years.

The acquisition of about 200 million of revenues in, you know, say the next two and a half years and then a higher growth rate on the acquired revenues, that would round it up to 2.5 million. Clearly, if we experience organic growth rates that we’ve been seeing, you know, over the last three years, which are much higher than 11 and a half percent, we’ll hit the plan faster, but that’s our basic assumption.

Arnold Ursaner: OK. And just one minor issue on the forensic and litigation consulting, that seems to be an area where activity seems to be very robust and yet, your margins there and rate of growth were a little slower than even some of your other businesses. Is there some factor holding back that business in the short run?

Dennis Shaughnessy: No, I think, you know, we’ve received a fair amount of engagements. I think there tends to be a lag between when you’re hired or when, you know, you’re clearing conflicts with people to start to begin work on these and when they really start heating up to where you’re doing a lot of hours.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

And I think what we’re seeing, at least in our shop there, as far as the litigation support, I think it’s sort of in a lag period and I think you would probably see a more robust second half there. The investigative side is actually very busy, as Jack said. We’re very busy in Asia.

We’re very busy in Latin America and so I think that, you know, we would say, you know, stay tuned. You should see, you know, better numbers in the second half.

Male: You know, Arnie, we’ve got a lot of, you know, medium-sized litigation cases that we’re involved in, but it’s really the mega cases that we’re not seeing at this point where, you know, we can put 20 to 30 professionals on them that, you know, have really driven some of the successes we’ve had in the prior years.

And right now, it’s a lot of blocking and tackling and, you know, we’re just waiting for the larger cases to come down the pipe.

Jack Dunn: Yes, I think as we look at and we test the (bell weathers) for that business, our performance is very good compared to others and I think it’s a tribute not only to the, you know, to the quality that we have in the division, but also to the fact that through the global footprint, we’ve been able to go to where the action is.

And I think that’s a differentiator for us and an advantage in the marketplace.

Arnold Ursaner: If I could ask one more real quick question, to achieve your longer-term plan, what sort of head count growth do you believe you need over the next four years?

Jack Dunn: Well, at a minimum, it would be on the internally, you know, for the internally generated businesses, it would be, you know, somewhere around that 11 to 12 percent minimum amount.

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

Kind of ameliorated by the fact that we continue to see our scalable businesses such as communications and technology growing, so we can do a little bit less in head count and a little bit in terms of the scalability. So around that level is a good healthy level for us.

Arnold Ursaner: Thanks very much.

Operator: And we’ll take our next question from Andrew Fones with UBS Securities.

Andrew Fones: Yes, thank you. I was wondering if I could go into a bit more detail on the guidance. Could you give us a sense of what you’re assuming for depreciation and amortization and interest expense for the year? Thanks.

Dennis Shaughnessy: Andrew, it’s Dennis. I think as Jack said in the speech, we’ve always found that it makes sense for us to review guidance after we have two quarters of data, so look more at cost trends, margins, pricing and plus having the visibility of the last two quarters. So we felt that we had to acknowledge, you know, the obvious impact of the first quarter on the overall plan.

That’s why we tried to share with you our outlook, but we really think it’s the smartest thing for us to do is to wait until we have another quarter to go into a deeper dive, at least to share with you guys our feelings on margins, cost trends and the final visibility. So we’re not going to talk about that.

Andrew Fones: OK. In terms of the year, end of quarter head count, can you just walk us through what acquisitions would include it and then the acquisitions that aren’t included, what impact they will have on head count, you know, beyond the end of March? Thanks.

Jack Dunn: If you look at the – we gave you the total head count as of May 1. As you see in the press release, it was 3,094 and of that, we’ve had approximately I believe 445 people came to us during

FTI CONSULTING

Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

Confirmation # 6097064

the period through acquisitions, and the rest of the growth would be from, you know, just our normal hiring and practices.

And of course, that was all augmented by the fact that we had a, you know, a tremendously low turnover rate, so the nice news is that people are not in any hurry to leave FTI. It seems to be a pretty good place to work.

Andrew Fones: But if I look in kind of detail, is it just SMG that is not included in these quarter end head counts or was there any …

Jack Dunn: SMG is not in the first quarter. They are included in the May numbers that we gave you.

Dennis Shaughnessy: And Forensic Account Agent is not included either.

Jack Dunn: The FLC acquisition in London.

Andrew Fones: OK, thanks. And then just a quick final one, your guidance on the margin impact in the technology division for the two large contracts, ((inaudible)), could you give us the revenue impact as well? That’s all, thanks.

Jack Dunn: Because of the – because of the sensitivity of the engagements, we really don’t break out individual revenue impact. You know, I think it was the probability of them that helped shift the first quarter into such a kind of, you know, large EBITDA improvement.

And we thought we needed to show you that in order to make sure that you understood why we felt our margins for the balance of the year would be normalized. So we don’t give out individual revenue guidance, sorry.

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Moderator: Eric Boyriven

05-07-08/8:00 a.m. CT

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Andrew Fones: OK, thank you.

Operator: And we’ll take our next question from Brandt Sakakenny with Deutsche Bank.

Brandt Sakakenny: Thanks. Hi, sorry, just to get on the margin question, did you say 250 basis points of success fees in the quarter or was that related specifically to the technology? And then as I look to the second quarter, traditionally you have about 100 basis points of leverage, 1Q to 2Q, as you, you know, get through the social security and 401K stuff.

Are you saying that the second quarter should be flat with the first quarter because of that or should be up traditionally because of the seasonality?

Jack Dunn: Yes, I would say it’s the, you know, we would expect the second quarter and third quarter to look something like the first quarter, maybe a slight improvement. And then the fourth quarter would have its normal blip up for all the reasons we’ve talked about in the past.

The 250 basis point improvement in margin is a result of the combination of more success fees than we had planned that hit in the first quarter, and the profitability since we had two very large jobs in technology and technology by its nature has the highest profit margin of any of our divisions, that they were the – those two factors together created the 250 basis point improvement.

Brandt Sakakenny: OK, OK. So traditionally, so maybe 2Q, 3Q might be flat with 1Q or down 100 (bips) to adjust for all those items?

Jorge Celaya: Brandt, it’s Jorge. Usually the impact of the items you mentioned that you said 100 basis points, it’s usually a little more than that.

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Jack Dunn: Yes, I was going to say, you would get to your conclusion by looking at the 250 basis points kind of offsetting what is usually the difference in the first quarter and – between the first quarter and the fourth quarter.

Brandt Sakakenny: OK, OK, yes. I was just eyeballing it. It looked like …

Jack Dunn: … at the same place.

Brandt Sakakenny: It looked like 60 bips last year, OK, that’s great. Do you have stock base comp for the first quarter?

Jorge Celaya: Yes, 123R in total is 6.7 million. You’ll see it on the cash flow statement.

Brandt Sakakenny: Great, and then I guess just finally update on the integration of the acquisitions, are those going smoothly and any comments you have there? Thanks.

Jack Dunn: Yes, I think the integration of the acquisitions is going extremely well right now. We’re seeing, you know, everybody is, you know, as David (Baster) likes to say, there is nothing to help ((inaudible)) that wheel as there is being busy, and everybody is extremely busy as you can see from our results.

There is plenty of work. They’re handing work back and forth. That also is something that really makes integration tend to go well and we’re very, very pleased with how that’s proceeding.

Brandt Sakakenny: Perfect, great. Nice quarter, thanks.

Jack Dunn: Thanks to the people who have joined us, we have great new partners and welcome aboard.

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Brandt Sakakenny: Great, thank you.

Operator: And we’ll take our next question from Scott Schneeberger with Oppenheimer’s.

Scott Schneeberger: Thanks, hi, Scott Schneeberger with Oppenheimer’s, congratulations, guys. In the technology segment, the value added resellers, you mentioned I think eight new signed on. Could you give us an update on how that’s progressing and how that’s driving revenue?

Jack Dunn: Well, I think the status, Scott, you know, it’s progressing well. As you know, it’s a new initiative to build an indirect channel for the technology offerings. It really commenced sort of at the end of Q3 last year and in Q4.

We’re not seeing, you know, the actual partnerships being put together and, you know, again, it had minimal impact, you know, on operations in Q1. I wouldn’t expect to see significant impact in Q2, but I think you’ll start to feel – we’ll start to feel a good impact from these channels in the second half of the year.

They are, you know, they are people that are either strategically located in places of the world where we see activity and they have a stronger domestic presence than we do and maybe, you know, a stronger identity in the marketplace than we do.

Or they are brand name partners, you know, who have a need for our technology in their own right and through a channel partnership, see it as the best way to go to market to serve their own clients. So no impact Q1. We may see a little impact Q2.

We would be hopeful we would start to feel, you know, a much better impact from these and we intend to add more channel partners. Again, we’re not looking to get channel cluttered, but I think we clearly are looking for, you know, opportunities to partner up with people on distribution

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specialty in unique parts of the world that, you know, we feel they would be better positioned than we would be to distribute.

Scott Schneeberger: OK, thank you. Could you update us on mix of fee based versus recurring in the segment or yes, in tech consulting?

Jack Dunn: It’s approximately, you know, the number is approaching 60 percent fee based, so it would be hosting, technology licensing fees and general technology processing fees versus time and materials consulting.

Scott Schneeberger: OK, thanks. And then (give) some commentary about – it looks like you’re planning on being more aggressive with these future acquisitions in the technology consulting segment.

I guess could you speak a little bit more to that and then also your thoughts on, as you know, from time to time, there is consideration of spinning that segment off? You know, with the new five-year plan, it sounds like you’re moving away from that, talking about acquisitions. Could you just kind of bring us up to date there? Thanks.

Dave Bannister: This is David Bannister. Regarding the acquisitions in the technology space, as you know, one of the foundations, that business was a small acquisition we did in Australia a number of years ago, Ringtail.

We continue to believe that that technology group has the position in the market, however, there are additions or augmentations or extensions to its intellectual property that could significantly extend that lead and really make it a company that has a very strong foundation in the, you know, in the software space.

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We have any number of folks we’re talking to and think there are some things there that could make some sense for us as we’ve said repeatedly in the past and we will continue to evaluate that carefully. We have experience in doing those sorts of acquisitions. We have a great team in that – in that division who is looking hard at this for us.

We have a leader, Eddie O’Brien, who founded Ringtail in Australia, who particularly spends time on this, along with (Dave Rimnicks) and Joe (Luby) and some other folks. So you know, we’ll continue to look hard in that space.

As it relates to a potential liquidity event or spin off or what have you, I think we have consistently said we will evaluate any options that we think enhance overall shareholder value and it’s certainly not on the table or off the table. It’s something we are continuing to look at and we’ll continue to evaluate as the year unfolds.

Scott Schneeberger: OK, thanks. And just one real quick follow-up there, just on as far as acquisitions going forward and with you sounding aggressive, it certainly looks like you will be looking strongly at technology. Any other segments more than others that might get a little bit more weight to the – to the future acquisition strategy?

Jack Dunn: Scott, I think as we’ve said consistently, we think the real opportunity for us to continue to add meat to our bones internationally in all of our practices, so if you look at our themes in the first quarter, we added forensic ability in London for the first time, we added the construction business in London into the Middle East.

We added technology capability in South America. We added some intellectual property capability in China. It’s those sorts of things that we particularly focus on. It’s less focused on practice or segment and more on where do we have holes in our practices around the world.

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That having been said, we think that obviously with the restructuring market very hot again, you know, that we think there are some opportunities in that space to add intellectual capital and capacity in that space.

So that might be something that gets a little more emphasis, but I really think the international growth opportunity is where we’ll be spending most of our time.

Dennis Shaughnessy: Yes, Scott, it’s Dennis. I think it was critical for us to be able to open up the right type of operation in Brussels. I mean, Brussels on a scale of the economy, people, I mean, it’s going to become the Washington, D.C. of Europe. We are delighted with the acquisition we were able to make.

The people there, you know, are very, very wired in already into the appropriate ministries and with our economic business picking up as the European commission, you know, increases its scrutiny of its, you know, European based companies as well as U.S. based companies, we think that this acquisition will give us the perfect entrée to start to build more practices on top of, you know, the delivery platform that we’ve acquired there.

So we’re very, very pleased with that and we would see us being very active to build that up. The other areas that we’re looking at very closely are the emerging markets in Europe.

We have a rapidly growing office in Russia, in Moscow, and we are looking hard at what our best entrée point into some of the very dynamic economies in central Europe, so you know, that would be the other area of interest for us.

Scott Schneeberger: Great, thanks very much.

Operator: And we’ll take our next question from Tobey Sommer with SunTrust Robinson Humphrey.

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Tobey Sommer: Thank you. I wanted to ducktail on a previous question and when I look at your international offices, the principal ones, ((inaudible)), London, Hong Kong, how many of your current service offerings are available in those markets?

And you know, any commentary you could have as to what pace of it being in terms of expectations you would expect to be able to offer more of those services over time? Thank you.

Jack Dunn: Well, I’ll start off. In London, we now have our forensic group is there through the acquisition, construction under the forensic group is also obviously there with Brewer, you know. FD is of course, you know, their international headquarters is London.

As you know, we were very lucky to acquire the restructuring team out of Princeton Young in London and they’ve been doing very well for us. The technology team through acquisitions and through organic growth is also based in London that services Europe and we have a network operating center dedicated to their use, you know, which is outside of London.

The only practice we don’t have physically located in London where we’re parachuting people in to do the work is economics and …

Dave Bannister: Tobey, I’d like to add something, it’s Dave Bannister. When you look at London in the corporate finance area for example, we have about 20 people. That should be a substantially larger practice over time, and in the forensic area, we have about 40 people.

That should be a substantially larger practice over time, so while we’re there, we have very strong practitioners and very strong partners. Those are significant growth opportunities for us.

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Jack Dunn: Right. In Asia, we have predominantly our FLC practice as represented through, you know, the international risk operation, the Thomson operation which are focused on investigations, IP, dispute mitigation and has very politically sensitive types of due diligence.

We have just started a restructuring practice in the Singapore area and obviously, it’s a drop in the bucket, but we would expect it to grow fairly dramatically.

We are very active in our transactional support work on behalf of hedge funds, private equity funds, investment banks in the Asian marketplace through a combination of our offices out in Asia, as well as, you know, parachuting people in. But again, it’s, you know, it’s growing very rapidly.

FD of course is, you know, their Asian operations are in Australia as well as a sizeable operation in Hong Kong and they are the preeminent communications consultant out there. But we certainly have tremendous room to grow on restructuring. We have tremendous room to grow in forensics.

We’re just, you know, barely scratching the marketplace and, you know, I think that, you know, you’ll see us ((inaudible)) a lot of resources and assets out there. And not to – just to finish off, we’re very happy with the growth and the traction we’re getting in the Middle East. You know, we’re now in Abu Dhabi, Dubai and Bahrain.

We have, you know, been able to represent everything from the families to the sovereign funds to corporate clients over there in a wide variety of, you know, opportunities and we would expect to see that market grow significantly. It is serviced locally on the ground out of those offices, but also supported out of both Hong Kong and London.

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And then finally, as we talked to you before, our Latin American business, not only on the specialty investigation group, which is just printing incredible numbers for us right now, but also FD, you know, has made a serious commitment through an acquisition and organic growth into Latin America. They are now in Panama.

They are in Columbia. We’re in Mexico, Brazil, you know, and Argentina, and we’re very excited about those growth opportunities too. So it’s not only just the London and the Hong Kong sites that we think will grow, you know, the other areas are contributing in some cases at a much more rapid pace.

Dom DiNapoli: Tobey, Dom DiNapoli, just to follow up on the London point, London is our largest – our second largest office in the country – in the company and we have, you know, in excess of 300 professionals in London.

And that’s really our hub in Europe and I think you’ll see us branching out to other countries, including Germany, you could see something, France, Italy, Spain, so we really look at London as the hub and ((inaudible)) support (the spokes) of the rest of Europe.

Tobey Sommer: Thank you very much, very helpful. I wanted to ask you a question about the technology unit, which has seen significant ramp in ongoing software and fee revenue as a percentage of the overall segment mix.

Given the fact that it’s close to 60 percent, do you have any expectations you could share with us about how that mixed shift may proceed, perhaps in your 2012 plan? Thanks.

Dennis Shaughnessy: Well, it’s Dennis again. I’ll start off Tobey. I mean, I think the nice thing about the technology revenue for the most part is it’s recurring, so clearly, licensing fees and most people

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switch out – change out technologies recur versus project consulting revenues where you have to replace as the project goes.

I think it’s natural to iterate going forward that, you know, as you get the larger install base, as these indirect channels of distribution kick in and start feeding, you know, even more technology revenues through to you, then I think, you know, you’ll probably see, you know, a higher percentage of revenues, technology to consulting each year. It’s just iterative.

I think the other thing that would influence it is going back to David’s statements and that is that predominantly, the acquisition targets or companies we’re investigating are technology based companies. They are not – SDI was a consulting based company as well, so a technology company.

So in that instance, it’s somewhat of a hybrid and looks like ourselves, but the other ones that the teams are investigating right now or are in conversations with are pretty much pure technology plays. So that could accelerate, you know, the change in the percentage, you know, of even farther away from consulting, right, as well as simply expanding the pot.

Jack Dunn: At the same time, Tobey, we really think that the highest and best value software – or technology companies are ones that combine both the proprietary intellectual capital in the form of software and products with experts who can apply it in the most complex situation.

So if you look at the highest valued companies in the market, you’ll see that combination of really expert applications as well as expert – as well as expert services. Software is a service company, so that’s really what strategic role we’re taking.

We don’t think that just the technology alone or just the people alone solve the client’s problems and we really need to attack them with both.

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Tobey Sommer: Thank you very much. I’ll finish with one last question, in the economic consulting business has seen very good growth and utilization and to some extent, M&A has been a driver in prior years. I was just wondering if you could comment on the resiliency of that given the fact that M&A (milieu) on an overall basis has slowed. Thank you.

Jack Dunn: Well, as you know, they not only are specialists in anti-trust, but also in regulated industries, and you’re seeing the situation now where the M&A (milieu) has moved from people that want to to people that have to.

You can’t pick up the paper without looking at people that because of liquidity, because of oil prices, because of any number of factors, competitive factors, are being forced to the marriage table.

And not only that, they’re being forced to it with some degree of expediency because the administration is going to change presumably, or at least there will be a new level of activism potentially in Washington in the upcoming years.

So we are seeing, you know, still in terms of that kind of area, especially regulated industries, we’re seeing a heavy continuation of our activity in that area. So it’s been a very good market for us. We also are seeing a lot more anti-trust litigation activity.

Again, as times get tougher and people take a closer look at what the competitors are doing, and people take a look at their competitors that get to the altar before they do in terms of acquisitions, they’re taking a very hard look at that. So our business continues to be robust.

Dennis Shaughnessy: And we have – we have without a doubt some of the top experts in the world in the whole area of complex damage calculations, model building, class action certifications and

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race on ((inaudible)), you know, either resisting certification or trying to change the impact of certification.

As you can imagine with the financial crisis that we’ve all been watching, a lot of very large financial institutions have already started to reach out and retain some of our top people in anticipation of some, you know, serious class action type of suits to be filed against them in the future. So we would expect that side of the economics business to be very busy in the next few years.

Tobey Sommer: Thank you very much.

Operator: And we’ll take our next question from David Gold with Sidoti & Company.

David Gold: Hi, good morning.

Jack Dunn: Hey, David.

David Gold: A couple of questions, one, on SMG, I think on the initial conference call, you mentioned that just a little bit of that business was restructuring based. I’m curious there how long presumably it takes to sort of in this environment transition a little bit and also what you’ve seen that might be a slowdown in real estate transactions in the first quarter?

Dom DiNapoli: David, this is Dom. Actually, very little of their business was restructuring. They had a small practice of evaluation of leases and has come up with, you know, potential asset values in the restructuring on their bankruptcy. You know, their core business is in the M&A area. They do a lot of valuation work.

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They do a lot of real estate strategy and their clients are predominantly the big REITs and real estate companies. And one of the opportunities that we see with them is expanding their client base to the many corporate and financial institution clients that we currently serve.

Jack Dunn: David, where they represent, on the restructuring side where we’re excited about their contribution is, they represent a solution to many of the restructuring challenges that our teams are facing, you know, as they are in a lot of these companies. They represent – SMG represents sovereign funds as a conduit of capital.

They represent offshore investment funds and banks and they represent the cream of the crop in world class developers. And they’re in a perfect position to work with our restructuring people that are already in the jobs to try to help, you know, develop a real estate strategy, you know, bring the right players in to acquire, you know, the companies as part of that strategy. It might be anything to the fees debt, it might be something to rationalize, you know, retail operations, so you can imagine if you can apply that kind of expertise, you know, into a restructuring. So we would view them as an aid to the solution, not so much, you know, a sort of extra manpower to dump into restructuring projects.

Male: And the existing skill sets they have are very applicable, very applicable to major restructuring assignments. They don’t need to do things differently. They need to go in with our teams and help people out and bring that focused expertise to the engagement.

Male: When you look at, you know, what’s going on, particularly in the private equity business where transactions have slowed down, the numbers of transactions, you know, what are the principals trying to do? They are trying to create as much liquidity in their portfolio of clients as they can and, you know, one of the four expertise that SMG brings to the table to us is, you know, helping to sell leased stocks and bringing their existing clients to the table to liquefy some of the assets of the portfolio clients. And they in particular are very active in the healthcare area where they’ve

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got a number of their (re-clients) that do sell leased stocks of hospitals. So with everything going on in the credit markets, they really help to bring a liquidity solution to many of our clients, not only our struggling clients, but some of the better performing clients that just want to maximize on their cash returns.

David Gold: So it sounds like in aggregate and presumably figured out places where the teams can work together and now it’s just a matter of cross-selling those engagements?

Male: Absolutely, and last week, we had the first meeting of all our key real estate people across the country to create our real estate construction solutions practice where we’re going to combine the skills of all our real estate professionals and apply those skills, you know, across the board in all the projects that, you know, may have some applications to real estate.

David Gold: Got you, and then, Dom, I only have one other sort of longer-term fundamental on restructuring. One of the experts from recently suggested that given the way the landscape has changed, that fundamentally there may be – there may have been a big change in the restructuring or say bankruptcy market on the basis that a lot of the debt out there is basically covenant light and perhaps that’s one of the reasons that we haven’t really seen the elephants just yet. I’m curious just on your thinking there.

Dom DiNapoli: Well, you’re right. You know, one of the things that we’re – I mean, maybe frustrating is the wrong choice, but over the last couple of years, I mean, we saw many, many deals being done at multiples that, you know, we thought were going to create problems if the economies continue to grow. You know, a lot of these deals that had been able to be refinanced are not getting refinanced and, you know, we’re seeing the lack of liquidity causing a lot of companies to come to the table a lot sooner now then they had over the last couple of years. And it was the, you know, the covenant light deals that were allowing companies to mask the real operational problems that they had with just refinancing their deals and, you know, moving on to – it’s like

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musical chairs. When the music stops, now, where you can’t get financing is readily, we’re getting a lot more active in going to the table on behalf of the banks or the companies to actually fix the businesses.

And you know, as Jack mentioned, with the economy and, you know, oil at $120 a barrel, discretionary spending is significantly contracting in the United States and you’re going to see a lot of opportunities in the industries that historically have been able to use restructuring as a tool, including real estate and, you know, anything related to the home building from materials to the actual builders and we’re very active in that area. And you’re going to see it in the leisure industry. You know, travel is going to be significantly, you know, restrained because of the lack of cash to pay $4 for a gallon of gas.

Jack Dunn: And David, I never like to miss an opportunity to talk about our people and we do a state of the union message in restructuring every year and our January 31 report this year talked specifically about what you’re saying. We notice that many of the transactions were covenant light, but when those entities went back to re-borrow, which inevitably they do, the lenders were getting their pound of flesh in terms not only of significantly more restrictive covenants, but also in terms of fees.

So it’s turning out that, you know, yes, the tap has been turned on a little bit here in the last couple of weeks, but the people that need it the most as usual are finding it’s the hardest to get and they are really having to swallow a lot of stuff. So there is as much business potentially for us and we’re starting to see it in the renegotiation of these deals, as there is in, you know, what would be a more fundamental restructuring. But I do note that with all that said, I think both Moody’s and Standard & Poor are looking for a threefold increase in the default rates coming up and you just have all kinds of indicators that indicate that eventually, that’s going to be the case. You had this year, I think.

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Also, all of last year, there were 100 bankruptcies for either large private or public companies and this year already, we’ve had 55 in the first quarter. So you know, it’s starting to get back to something that’s more predictable and recognizable.

David Gold: Yes. So not really a long term, maybe just, you know, what we’ve been thinking for I guess the last couple of years, just a delay?

Dennis Shaughnessy: David, it’s Dennis, don’t forget, and you know, I’ll use the term that they have that one of the biggest private equity firms gave me, the private equity firms who did most of these deals where we’re getting, you know, five to seven times, you know, EBITDA leverage when they put the deals together, he described these deals now significantly (contracting) in the United States.

You’re going to see a lot of opportunities in the industry historically if they’d been able to use restructuring as a tool including real estate and you know, anything related to the home building from materials to the actual builders. And you know, we’re very active in that area and you’re going to see in the leisure industry. You know, travels going to be significantly, you know, restraint because of, you know, the lack of cash to take what (olives) for a gallon of gas.

Dennis Shaughnessy: I tell you what. I never liked to miss an opportunity to talk about our people. And we do a state of the union in restructuring every year. In our January 31 report this year talked specifically about what you’re saying. We noticed that many of the transactions were covered in white but when those entities went back to re-borrow which inevitably they do, the lenders were getting their pound of flesh in terms of not only of significantly more restrictive governance but also in terms of fees.

So, it’s turning out that, you know, yes, the tap has been turned on a little bit here in the last couple of weeks but the people that needed the most as usual were finding it the hardest to get.

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And they really having to swallow a lot of stuff. So, there is much business potentially for us and we’re starting to see it in the re-negotiation of these deals as there is an, you know, what would be a more fundamental re-structuring. But I do know that with all that said, I think both Moody’s and standard and (Poor’s) are looking for a three fold increase in the default rates coming up. And you just have all kinds of indicators that indicate that eventually that’s going to be the case.

You had, this year, I think, also – all of last year, there were 100 bankruptcies for either large private or public companies and this year already, we had 55 in the first quarter. So, you know, it’s starting to get back to something that’s more predictable and recognizable.

David Gold: So, not really a long term, maybe just, you know, what (Lincoln) for I guess the last couple of years just to delay.

Dennis Shaughnessy: David, don’t forget and you know, I’ll use the term that they had at one of the biggest private equity firms, (KV). The private equity firms who did most of these deals were getting, you know, five to seven times, you know, EBITDA leverage when they put the deals together. He described these deals now as zombies. You know, they’re alive. They’re cash flowing but the problem is you can only borrow two to three times on them. So effectively, the private equity firms have no equity in the deals.

So even if they are servicing the debt, the private equity firms now have gotten phenomenally introspective into their portfolios and we’re now starting to see work were being brought in to help change, you know, the actual game plan so they can (de-fees) that so they can change the numbers around so they can rebuild some equity into the investments they made given the change in the capital markets. So, I think that’s a real trend. That’s not going to go away, into at least, you know, we sort of see, you know, the round of investments were made in the last three years have to be harvested eventually and we’re going to have to – they’re going to have to change the game plan.

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David Gold: Perfect. Thank you, all.

Dennis Shaughnessy: Thank you.

Operator: And we’ll take our next question from (Covey Long) with JMP Securities.

(Covey Long): Hey you, guys. How are you doing? Hey, three things, first of all, so far the question of other people have tried to do but there were a few things that obviously helped the (cougar) here at the success fees and corp re-structuring and then the two large cases in technology. Can you give us, maybe an aggregate, how much these sort of, I don’t want to say, special, but sort of sizable pieces that help the (cougar) impacted top line and bottom line or just bottom line?

Dennis Shaughnessy: You know, it was in the aggregate between the cases and the success fees. You probably have a benefit of around 12, 14 million in revenues.

Jack Dunn: We said that aggregate of them was about 250 basis points …

Dennis Shaughnessy: Basis points on our account.

Jack Dunn: On our performance. So that …

Dennis Shaughnessy: Well, I thought what you said that was just per one of the segments, not …

Jack Dunn: No, no, no. It’s in the aggregate.

Dennis Shaughnessy: Success fees in the two cases and aggregate.

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(Covey Long): OK. Perfect and then also looking at the economic segment, your utilization at 90 percent in the quarter. Obviously, very high. Was there anything that made that bump up or just simply a lot of cases in response to tire more people to try to bring that down to a more sustainable over the year here?

Dennis Shaughnessy: Well, we are as we mentioned very much and aggressively looking to hire more people to – but not to bring that down. We’d like to add more people at 90 percent.

(Covey Long): Well, you don’t want to burn them out either, right?

Jack Dunn: Well, if you look historically, our economic consulting practice has got some of the highest levels of utilization and it’s very common for them to be in the high 80s to 90 percent.

Dennis Shaughnessy: All joking aside, they are involved in some of the most interesting work in the world, literally and there, you know, the work is not a burden to them. You think about 90 percent that’s working, you know, 36 hours a week or something like that.

(Covey Long): Probably.

Dennis Shaughnessy: And it’s office based. They’re not out on the road like many of our other people who we hardly ever see because they’re consumably on the road. So, this is interesting stuff that, you know, you’d want to do all of these that you can. It’s very rewarding and challenging and you’re butting heads with the greatest minds in the world. So, it’s pretty, you know, it’s not a model where I believe they’re being burned out at 90 percent. I think they’re enjoying every minute of it.

Jack Dunn: And clearly, we had a capacity to top which is reflected in effect at the margin of decline temporarily because of the ramp up time, but we, you know, we have announced previously that

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we were able to bring (Dennis Karl) in fact, who was assistant attorney general and justice for anti-trust, chief economist and Dennis has given us significant capacity, you know, at the top end.

And you know, we’re building teams around Dennis to work with him for the balance of the year as he starts to, you know, re-engaged into the practice. So, we’ve had that capacity at the top and that’s a significant addition for us getting Dennis back.

(Covey Long): Right and then also, the last one. You know, people obviously concerned with, there’s at least one ((inaudible)) numbers that have had more of an impact on their demands simply because of where they do their consulting. Just to sort of lay the pairs, can you address, sort of the – are there any points or parts of your business that are having any negative impacts from the current economy or is it really not a problem that you think where you’re positioned?

Jack Dunn: Well, one of the things we noted was that there has been a shift in work in our strategic communications where as we hope which we never know (tutoring) the crucible, we had hoped that the stacking of some of the IPO transactions would be offset in the – the reason it’s giving rise to that in the liquidity crunch was to create some need for some additional strategic and even prices communication and that’s clearly been the case as reflected in the first quarter results. The first quarter for them, you know is a very interesting quarter. And I think the fact that seamlessly transition as a very healthy sign.

Also, the acquisitions they’ve made have been pressuring to get him to the Asian markets in the Pacific Rim. At this time, where he still has vibrant flows that’s been great. Then, we’ve had obviously as some of the liquidity issues have turned into litigation assignments. They’ve done an awful lot of that work as well.

(Covey Long): Fantastic. All right. Thanks guys.

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Jack Dunn: Thank you.

Operator: And we’ll take our next question from Tim McHugh with William Blair and Company.

Jack Dunn: Good morning.

Tim McHugh: Good morning. Just wanted to quickly ask, we’re running along here south. Keep it fairly short but – and you mentioned to tryingly aggressively recruit in your economic group as well as I’m sure across the rest of the business. One, how is that faring?

And two, you know, in order to meet the growth that you’re seeing, would you get any more aggressive on signing bonuses or what else are you doing to lure more people in?

Jack Dunn: Well, I think, as we mentioned before. We have a lot of momentum right now. So, we have, I don’t know that as an organization, we’ve said that we need to increase our signing bonus. I think we are in some respect an employer of choice. We just had a tremendous number of people through the acquisitions we’ve done. We have – the good news is that, you know, with the acquisitions of (Forensic Account) in London and with the (Chevron Group), Chevron McCann group. We have people that have tremendous amount of ability to handle a lot of work. And so I think, we’re right on plan. We are aggressively out there. We have dramatically haven’t directly changed the parameters of what we pay to hire because we’re getting our opportunity to be out there because the story is good. People come in. They have things like our stock purchase plan. A chance to get options if they’re successful. A chance to enter our SMD program if they come here and be successful. And frankly, they’re finding this a good place to come in and cast our lots. I think we’re very happy with where we are.

Dennis Schaughnessy: we’re also benefiting from, you know, the travail in the financial markets. There are a lot of talented people that, you know, are being displaced by, you know, the re-trenching of

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the investor banks, commercial banks, insurance companies, and then clearly we are not seeing the same type of competition from these institutions in, you know, our graduate school and college recruiting. So, that maybe a short term law but it’s a real, you know, opportunity for certainly this year and probably next year to take advantage of the re-structuring that they’re going through at an opportunity that we’re expanding around them.

Jack Dunn: It’s interesting, too, you know, talents like to follow talent. Winners like to follow winners. When we added 400 people through acquisitions, every one of those people has a friend or associate or what have you. They are talking to about the opportunity and they in effect become our recruiting staff. So, not only is our existing team and people thinking about adding their friends. When you have that many new people, you know, it’s such a new vein for us to mine.

Dennis Shaughnessy: And I think at a higher professional level, the enthusiasm for this new five year plan, the fact that it really will allow professional to practice, you know, on a global platform that’s going to rapidly grow in the toughest assignments for the biggest clients. I can tell you how it makes it a much easier sell when you can lay that in front of somebody. You know, to be able to attract them. So, it’s not the money that gets the people here. It’s one, the momentum and two, you know, a pretty clear sense of where they’re going to go and the ability to practice their trade.

Jack Dunn: And the money.

(Covey Long): You mentioned, the college recruiting there. Can I just quickly follow-up? How many are slated to join you later this year?

Dennis Shaughnessy: Well, you know, I think, you know, we – if you turn around and say we’re growing by 25 percent and you back out the all use jacks, you know, sort of math, you’re about three – you’re probably going to see us, you know probably bring in the second half of the year two to

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three hundred, you know, people. And then, you’ll lose some people. So, you have a net of about 200 college recruits.

(Covey Long): OK. And then last question here, if you could touch on – the corporate expense was actually a little lower than I thought. Update us on, you know, plans to invest in branding initiatives. You mentioned, the new office in, you know, Florida, I believe it was, for Latin America and other, you know, corporate level initiatives this year?

Dennis Shaughnessy: Yes, we’re building out a significant office in Florida. It will house not only the expansion of our Latin American operation which is – we’re out of space, in our already existing. We are doing a lot of work across the entire state of Florida and re-structuring and probably that will pick up the litigation support. So, that office will really serve, you know, all of our operations as well as, you know, we’re moving senior executives out of corporate into that to put them closer to, what we see, as a tremendous short term growth opportunity that really needs, you know, a lot of hands on attention. And, but I would say the expense is a normal build out, you know, type of expense. We have 22 offices here in the states and we’re in 20, you know, 23 countries. So we have a lot of offices. So, there’s nothing extraordinary about that except that’s really being driven by the demand down there.

Secondly, you know, I think that, you know, the corporate expense as a percentage of revenues, you know, I think what we’ve told you that we spent a lot of money in the last three years to support a billion company and the support of global platform and distribution. Clearly, as revenues go up, we would expect to see as a percentage of revenues that, you know, start to moderate. It will still go up but it will go up at a slower rate and as a percentage of revenues were moderate.

Jack Dunn: And you’re observation is right. We did have in the first quarter, as it always tend to happen, a little slowdown in some of the hiring we wanted to do, delayed some marketing expenditures so

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yes, going forward, I’m looking at back at the fourth quarter of last year to run the rate in corporate expense, making it back to that same level.

(Covey Long): OK. Great. Thank you.

Operator: And we’ll take our next question from Mark Bacurin with Robert W. Baird.

Mark Bacurin: Good morning. Most of my questions have been answered. I want to drill down maybe on the economic consulting business. Just looking at the revenue trend there, you were up about 12 million from Q4 which obviously a very large sequential increase. And if I’m looking at the numbers correctly, it look like flattish head count. I’m wondering there, you know, where there big success fees in the quarter and then also the margin and EBTIDA growth was not as robust and I heard you talk about the one hire there but were there also a heavier than normal use of outside consultants like they were in Q4 as well. Thanks,

Jack Dunn: It’s funny because the decrease in revenue or the increase in revenue in the first quarter, that is a very individual driven business and frankly, Christmas and the holidays can affect you there in that practice, it was surely seasonal. That’s just – this quarter is production from them is not the, you know, out of the realm of something that’s repeated and replicable. In terms of the expenses, they really were due to the new hire of the individual and these are the big name economists who are very expensive people but they tend to, over a period of time, to be literally work their way in gold.

The other thing is that we have a number of our big name economists who are independent consultants who are exclusive to us but they do have – they are not technically employees although they receive a lot of money and we’re joined at the hip. And when they get stock options and believe me, that these people really people. So they want them in (FDI). We have to expense for them as variable rate accounting on the price of the options and we have a number

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of those and with the stock price in the first quarter, where it ended at a very high number accelerated what the charge was for that in the quarter. So, those are the two things that affected the margin error.

Mark Bacurin: That’s great and just one final follow-up. On the subprime related engagement you’re seeing, just wondered the nature of some of those engagements. It seems to me that we’re probably from a timeline, more on the discovery point if that’s the right term of some of some of these engagements and that the bigger revenue opportunities for you might come as we move into more formal investigation suites et cetera. So I’m just wondering, maybe if you could help us understand the timeline and you know, how much revenue lift there may still be from some of those type engagements.

Jack Dunn: I you remember, I mentioned, for example, and we have in our technology division, we have an exceptionally capability to be able to analyze portfolio, trends, et cetera through the use of technology. That is heavy lifting and again extremely value of our appliance. That’s very intensive. In terms of some of the work we’re doing with hedge funds or with other parties who are, you know, in the middle of this crisis, we are doing a lot of analysis. We are again, heavy lifting. So, I think what we think as a, for some of our segments, there is, you know, a lot of work right now as what we were thinking is that as it extends into the litigation phase, that’s when you would tend to see more of an impact in our forensic and litigation division.

I may think that’s the second half of the year but more importantly, continuing well into 2009 when you’ll see that. If you think about the crisis that we went through in 2001, 2002, in terms of the Enron ((inaudible)), you really saw that litigation begin in 2003, 2004 and literally saw just how off in the last couple of years with the trials of ((inaudible)) and schilling and with (Tenlay) and that kind of thing. So, it will have a good long life to it. It’s just that it will be heavy lifting for different divisions at different times. Don.

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Don: As Jack mentioned, the litigation side of those projects happened later on but right now, the corporate finance, particularly the re-structuring team is enjoying a significant amount of activity in subprime and all credit crisis were needed – a lot of the monolines we’re working for, a lot of the hedge funds. I mean, there’s a lot of activity going on and a lot of revenue being generated on corporate finance and that will shift a year or 18 months from now to more the litigation work, to pick up the pieces and go after the alleged culprits that created the mess.

Mark Bacurin: Thank you.

Operator: And we’ll take our next question from (Michelle Warren) with Merrill Lynch.

(Michelle Warren): Yes. Good morning. I’ll keep it brief. In technology, did you say that the two projects have already wound down?

Jack Dunn: No. We said that they were either scaled when we came in or scaled up during the period and we will anticipate they will have some life and I wouldn’t, you know, say that they have created a new level for the rest of us. They are shorter term projects related to litigation.

(Michelle Warren): OK. But so, they’ll continue to contribute at least, at least in Q2 to a certain extent.

Jack Dunn: That would be our anticipation.

(Michelle Warren): OK and then the 30 percent organic growth, how much of that was from the currency? Would you happen to have that?

Jack Dunn: I’m sorry. Say again?

(Michelle Warren): How much the currency contribute to your 30 percent organic growth?

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Jack Dunn: Minimum.

Dennis Shaughnessy: Very little.

(Michelle Warren): Very little. OK. And within, specifically within the communications segment, would you happen to have that and presumably that’s where you have more international?

Dennis Shaughnessy: Again, it was very small. Very small.

(Michelle Warren): OK. Great. Thanks.

Operator: And we’ll take our next question from (Ched) with Insight Investments.

(Ched): Hi. A very good quarter. Just a quick question, you made a number of acquisitions, right before and right after a quarter end, can you tell us how much the acquisition payments were after quarter end that are not reflected in the balance sheet and cash flow statement?

Male: Yes. It was about $100 million. I think we go back to the fall. We said it was about $100 million in cash.

(Ched): OK. That’s all I have. Thanks.

Dennis Shaughnessy: Great. That’s how we get to the 150 million availability in our cash and cash equivalence today as opposed to 250 or so at the end of the quarter.

(Ched): OK.

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Operator: And we do have a follow up question and it will be our last question for today’s question and answer session and it will come from Andrew Fones with UBS Securities.

Andrew Fones: Hi. Thanks. Yes, just regarding the 200 to 250 basis points impact from, you know, these kind of short term make shift drivers. Backing that margin, relative to corporate finance and technology business using Q1, looks to me as though the margins that I was basing these would look somewhat similar to ((inaudible)) Q1 ‘07, can you just kind of explain how we should think about the margin profile for those businesses as we go through the year. And then, I have a follow-up. Thanks.

Dennis Shaughnessy: Well, I think, as Andrew has asked, I’ll take a shot at that. I think any aggregate what we’re saying is we’re comfortable that our typical margins for Q2 and Q3 which I think we said we’re in the, you know, in the 22 1/2 and 23 1/2 range would be what we would expect. In Q4, we would expect those to go up as they normally do in the fourth quarter because they benefited, you know, by new hires being employed by success fees and you might see a 200 basis points to 250 basis points increase in margin in Q4.

I think that we don’t have enough visit. We feel that certainly given how busy corporate finance is that there is more pricing power there than there has been in the past. You know, if it continues to stay that way, you will probably see some margin improvement there. It wouldn’t, you know, it’s impossible to program that. You sort of have to experience it.

On technology, again, gradually the margin, you know, will increase a little bit simply because we mix changes but we don’t think it would be, you know, sort of as dramatic as we’ve experienced in the first quarter because of simply the magnitude of the work they had and again some sensitive issues. So, I would say, you know, figure that the margins will look, you know, very similar to last year. And we’re just, you know, thankful that the quarter where we had really our traditionally lowest margins, we had some good setup.

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Jack Dunn: Andrew, I would mention a couple of things. One, when you take the – you can’t just take the margin out without taking out the revenues. So, and remember also in technology last year at this time, we were explaining to you that it was not the end of the world. That the reason the margins were slightly lower than we all expected was because of the time in bringing on the operating center in London. From that, we have brilliant move. So, I think that, I wouldn’t say that the technology margin will go back to the 32 percent of last year, I think you’re going to have a very nice margin there for the rest of the year.

Dennis Shaughnessy: All right. And our corporate finance, Andrew, you know as the next changes more re-structuring, maybe a little less transaction advisory. We are getting higher margins on the re-structuring than we do on transaction advisory. And you know, the success fees are hard to figure when they’re going to hit. You know, we were fortunate this quarter to get significant success based on corporate finance. We expect to continue that get success fees but probably not at the – in any one quarter, the magnitude that we achieved in ‘01.

Jack Dunn: When you think about those especially in our healthcare related practice especially I see a lot of those are related to your long projects or things that have very visible and visceral benchmarks and they tend to come due around the end of the year and that’s when you get the visibility so you get paid either at the end of the year or the very first part. That’s why they’re just a little bit more heavily weighted in those periods but we will have success fees throughout the entire year.

Andrew Fones: OK. Thanks. And I apologize if this one catches somewhat by surprise but this morning Marsh & McLennan announced that they might potentially sell parts of Kroll. And in light of that, I was wondering if you could tell us how you would approach potentially a financing of a large acquisition?

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Dennis Shaughnessy: Just looked at the release. So, or the report of it. And you know, I don’t know that we have put a value on the pieces that are there. I don’t necessarily yet understand the strategy of what they’re keeping and what they’re spending off and how those things put together. So, in terms of financing, you know, we have a tremendous amount of dry powder as we described but we are not even – we haven’t even looked at the situation yet. So, I think were – the car would be way ahead of that at this time.

Andrew Fones: OK. Thank you very much.

Jack Dunn: Great. Thank you.

Operator: And that concludes our question and answer session for today. I’d like to turn the conference back over to management for any additional or closing remarks.

Jack Dunn: I just want to thank everybody again for being on the call. We look forward talking to you the next time and we look forward to the rest of this year and to the next five years for our five year 2012 plan. Thank you.

Operator: Thank you. That does conclude today’s conference, you may disconnect at this time.

END